EXHIBIT 10.49

                                SECOND AMENDMENT

     THIS SECOND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Amendment") is made as of this 24th day of July, 1998, by and between CHI-CHI's INC., a Delaware corporation, formerly known as Chi-Chi's USA, Inc. ("Seller") and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("Buyer").

                                    RECITALS

     A. Buyer and Seller are parties to that certain Asset Purchase and Sale Agreement and Escrow Instructions dated march 12, 1998, as amended by that certain First Amendment dated June 9, 1998 (together, "Original Agreement"), involving the purchase and/or sublease of certain real property and personal property located in the State of Illinois and more particularly described in the Original Agreement in connection with Seller's transfer of the operation of certain restaurants to Buyer.

     B. All capitalized terms not otherwise defined in this Amendment shall have the same meaning as in the Original Agreement.

     C. Buyer and Seller hereby mutually desire to amend the terms of the Original Agreement as more particularly provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, Buyer and Seller hereby agree as follows:

     1. STREAMWOOD PREMISES. The Original Agreement provides for Seller to sublease the Streamwood Premises to Buyer. The Original Agreement is hereby amended such that Seller shall assign and Buyer shall assume, rather than sublease, Seller's leasehold interest in the Streamwood Premises and the Streamwood Lease. Buyer and Seller agree to enter into a separate Assignment and Assumption of Lease ("Assignment") in a form agreeable to all parties and to deposit four (4) fully executed originals of the Assignment in recordable form with Escrow Holder on or before the business day preceding the date of Closing for the Streamwood Premises. The condition contained in Sections 7.1(g) and 7.2(c) for the delivery of an executed original landlord Consent to the Sublease of the Streamwood Premises is hereby deleted. Seller shall use its reasonable commercial efforts to obtain a Landlord Consent to the assignment in a form reasonably acceptable to all parties ("Consent to Assignment") and upon receiving such Consent to Assignment, it shall deposit four (4) fully executed originals of the Consent to Assignment with Escrow Holder on or before the business day preceding the date of Closing for the Streamwood premises. The delivery into Escrow of the Consent to Assignment shall be a condition to Buyer's and Seller's obligations to Close the transaction with respect to the Streamwood Premises under the

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Original Agreement, as amended by this Amendment. All other terms contained in the Original Agreement applicable to the sublease of the Streamwood Premises shall apply with full force and effect to the assignment of the Streamwood Premises, unless any term by its nature is inapplicable to a leasehold assignment.

     2. WOODRIDGE PREMISES. The Original Agreement provides for Seller to sublease the Woodridge Premises to Buyer. The Original Agreement is hereby amended such that Buyer may negotiate and enter into a separate lease directly between Buyer and the Woodridge Landlord ("New Woodridge Lease") on terms satisfactory to Buyer in its sole discretion. Seller agrees to simultaneously negotiate with the Woodridge Landlord to terminate the Woodridge Lease and release Seller of all liability under the Woodridge Lease as of the date the Woodridge Lease is terminated on terms satisfactory to a Seller in its sole discretion (the "Termination Agreement"). Seller's agreement to terminate the Woodridge Lease is expressly conditioned on (a) Buyer and the Woodridge Landlord entering into the New Woodridge Lease on or before September 30, 1998, (b) Seller and the Woodridge Landlord entering into the Termination Agreement on or before September 30, 1998, for the termination of the Woodridge Lease and; and
(c) Buyer's delivery to Escrow Holder of three (3) executed original counterpart Assignment of Contracts for the Woodridge Premises. Buyer's agreement to enter into the New Woodridge Lease is expressly conditioned on Seller's delivery to Escrow Holder on one (1) executed original Bill of Sale conveying the Personal Property with respect to the Woodridge Premises and three (3) executed original counterpart Assignment of Contracts for the Woodridge Premises. Buyer agrees to notify Seller in writing immediately upon execution of the New Woodridge Lease ("Buyer Woodridge Notice") and Seller agrees to notify Buyer in writing immediately upon execution of the Termination Agreement ("Seller Woodridge Notice"). The date of Closing for the Woodridge Premises shall be five (5) days following the later of (a) Seller's receipt of the Buyer Woodridge Notice; and
(b) Buyer's receipt of the Seller Woodridge Notice. In the event all conditions in this paragraph are not satisfied in their entirety, the Original Agreement, as amended by this Amendment, shall terminate as to the Woodridge Premises only, without any adjustment to the Purchase Price due to the fact no part of the Purchase price has been allocated to the Woodridge premises.

     3. CARPENTERSVILLE PREMISES. Buyer and Seller acknowledge that, except for the Landlord Consent, all conditions to Buyer's and Seller's obligations with respect to the Carpentersville Premises have been satisfied. The Closing for the Carpentersville Premises shall occur within five (5) days following the delivery of the fully executed Landlord Consent to Escrow Holder, provided that the date of Closing for the Carpentersville Premises shall occur no later then November 30, 1998.

     4. CLOSING SCHEDULE. The Closing Schedule contained in Section 2.2 and
Schedule 2.2 shall be modified such that Seller may remove the Carpentersville premises from the First Closing and move

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the Streamwood premises to the First Closing. The delivery to Escrow Holder of documentation and approvals for all properties which are not the subject of the First Closing is not a condition to the First Closing. Buyer and Seller shall be required to deposit with Escrow Holder only the documents as pertain to the properties subject to each Closing. Notwithstanding anything to the contrary contained in the Original Agreement, as amended by this Amendment, including, without limitation, Section 2.2, following the First Closing, Buyer and Seller agree that there is no obligation to transfer more than one (1) Restaurant at a time and that each Closing shall occur upon the satisfaction, deemed satisfaction, or written waiver of the conditions for the particular Fee Property or Premises which is the subject of that Closing.

     5. OUTSIDE CLOSING DATE. The Outside Closing Date as defined in Section
2.2 of the Original Agreement shall be extended to July 31, 1998.

     6. DEPOSIT. Buyer and Seller acknowledge that Seller has deposited the sum of One Hundred and Fifty Thousand Dollars ($150,000.00) with Escrow Holder and that Fifty Thousand Dollars ($50,000.00) of the Deposit shall be applied to the Purchase Price payable in connection with the First Closing pursuant to the terms of Section 3.2 of the Original Agreement. Section 3.2 of the Original Agreement is hereby amended such that the second Fifty Thousands Dollars ($50,000.00) of the Deposit shall be applied to the Purchase Price payable in connection with the Closing of the Oakbrook Terrace Premises.

     7. DELIVERY OF FUNDS. Section 3.3 of the Original Agreement is hereby amended such that Seller must deliver all required funds to Escrow Holder at least one (1) business day prior to the Closing Date for each respective Fee Property and/or Premises.

     8. LICENSE. Buyer and Seller acknowledge that each of the Restaurants shall cease to operate upon the date of Closing for each individual Fee Property and/or Premises. Following the Closing of each individual Fee Property and/or Premises, Buyer hereby grants to Seller, its agents and employees a license to enter such Fee Property and/or Premises for the sole purpose of removing Seller's personal property not transferred to Buyer pursuant to the terms of the Original Agreement, as amended by this Amendment. With respect to each individual Fee Property and/or Premises, the limited license granted herein shall continue for forty-eight (48) hours following the date of Closing for that particular Fee Property and/or Premises. Further, as a condition to any such entry, Seller shall (i) remove its personal property in a diligent, expeditious and safe manner; (iii) comply with all applicable laws and governmental regulations; (iv) keep the Fee Property and/or Premises free and clear of all materialmen's liens, liens pending and other liens arising out of the Seller or its agents entry; and (iv) maintain or assure maintenance of workers'

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compensation insurance (or state approved self-insurance) on all persons entering the Fee Property and/or the Premises in the amounts required by the State of Illinois. Seller hereby agrees to indemnify, and hold Buyer free and harmless from and against any and all losses, damages (whether general, punitive or otherwise), liabilities, claims, causes of action (whether legal, equitable or administrative), judgments, court costs and legal or other expenses (including attorneys' fees and costs incurred in the defense thereof) which Buyer may suffer or incur as a consequence of Seller's exercise of the license granted pursuant to this paragraph or any act or omission by Seller or other person or entity acting by or under Seller (except Buyer and its agents) with respect to the Fee Property and/or Premises, excepting to the extent such claims arise out of the negligence or misconduct of Buyer. Seller's duty to indemnify Buyer pursuant to this paragraph shall survive the Close of Escrow.

     9. FULL FORCE AND EFFECT. Except as specifically set forth in this Amendment, the Original Agreement remains unmodified and in full force and effect.

     10. COUNTERPARTS. This Amendment may be executed in counterparts which, when taken together, shall constitute one executed document as though all signatures appeared on one copy.

     IN WITNESS WHEREOF, THIS SECOND AMENDMENT TO ASSET PURCHASE AND SALE OF AGREEMENT AND ESCROW INSTRUCTIONS was executed as of the date first above written.

CHI CHI's INC.,                                    SHELLS SEAFGOD RESTAURANTS,
A Delaware corporation                             INC., a Delaware corporation

By:  /s/ MICHAEL MALANGA                           By:  /s/ WILLIAM E. HATTAWAY
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    Its: Vice President                               Its: President
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